Exhibit 35.2 X:\Structured Finance\Reg AB\@SEC Filings\Annual Exhibits\Word or PDF Versions\To be Converted\35_cwc_ss_ubs2012c2

CWCapital ASSET MANAGEMENT
Annual Statement as to Compliance
For the Period of January 1, 2015 to December 31, 2015
UBS 2012-C2
In accordance with Item 1123 of Regulation AB and with the requirements detailed in §10.11 of the
Pooling and Servicing Agreement (the "Agreement") for the above-mentioned CMBS pool, (the
"CMBS Pool"), CWCapital Asset Management LLC ("CWCAM"), in its capacity as Special Servicer, is providing this Officer's Certificate with respect to the following:
(A)
a review of CWCAM's activities during the preceding calendar year or portion thereof
(the "Reporting Period") and of CWCAM's performance under the Agreement has been made under such officer's supervision and;
(B)
that, to the best of such officer's knowledge, based on such review, CWCAM has fulfilled all its obligations under the Agreement in all material respects throughout the
Reporting Period.
Should you have any questions, please do not hesitate to contact us.
Sincerely,
CWCapital Asset Management LLC
 /s/ David B. Iannarone
David B. Iannarone
President
7501 Wisconsin Avenue, Suite 500 West, Bethesda, MD 20814
www.cwcapital.com